American Commercial Lines Inc. Announces $225 Million Senior Notes Offering
JEFFERSONVILLE, IN, Feb 3, 2011 — American Commercial Lines Inc. (the “Company”), announced today that its parent corporation, ACL I Corporation (“ACL I Corp”), is proposing to offer in a private placement $225 million in aggregate principal amount of Senior PIK Toggle Notes due 2016 (the “Notes Offering”).
The Senior PIK Toggle Notes (the “Notes”) being offered by ACL I Corp in the Notes Offering will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Notes are being offered only to qualified institutional buyers under Rule 144A and outside the United States in compliance with Regulation S under the Securities Act.
The net proceeds of the Notes Offering are intended to be used to pay a special dividend to the Company’s stockholders to redeem equity advanced by such stockholders in connection with the acquisition of the Company by certain affiliates of Platinum Equity, LLC and to pay certain costs and expenses related to the Notes Offering.
This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any security. No offer, solicitation or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Without limitation, the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “will” and similar expressions are intended to identify forward-looking statements. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future, including statements relating to the Notes Offering. All such forward-looking statements and those presented elsewhere by our management from time to time are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements. These risks and uncertainties include, but are not limited to, the consummation of the Notes Offering on terms satisfactory to us or at all.
Contact:
Dawn R. Landry
Senior Vice President and General Counsel
(800) 842-5491
SOURCE: American Commercial Lines Inc.